Exhibit 99.1

Cytomedix Announces that CMS Preliminarily Affirms Non-coverage of PRP Gel
Company to Vigorously Seek Change for Final Decision Due March, 2008

Rockville, MD, Dec. 20, 2007 - Cytomedix, Inc. (AMEX: GTF) today announced that the Centers for Medicare and Medicaid Services (CMS) has proposed to reaffirm its 2003 national non-coverage decision for autologous blood derived products for chronic non-healing wounds in a draft response to a national coverage reconsideration requested by Cytomedix. CMS cited a lack of adequate evidence and a need for further study of the product in the surgical and chronic wound care setting, the setting for which Cytomedix sought the broadest national coverage.

Cytomedix will vigorously seek a change to this preliminary decision, to be incorporated into CMS’s final decision, due March 24, 2008. The proposed decision memorandum is available at the CMS website via the following link: https://www.cms.hhs.gov/mcd/viewdraftdecisionmemo.asp?id=208

“We are undoubtedly disappointed by the agency’s actions in this draft decision, but we understand that this is a process,” stated Dr. Kshitij Mohan, Ph.D., Chairman and Chief Executive Officer of Cytomedix. “We faced similar challenges when seeking FDA clearance, but prevailed through the merits of our arguments and our ability to convince the FDA through their fair and objective appeals process that our product deserved market clearance. With a similar mindset, we will do all in our power to work with CMS to make this technology available to so many patients who need it,” Dr. Mohan said.

“In the meantime, consistent with our existing strategy, we intend to aggressively pursue our efforts related to the launch of the FDA cleared AutoloGelTM System, set for mid first quarter 2008, targeting a significant portion of the market that does not depend on Medicare reimbursement. This includes capitated environments such as Long Term Acute Care Facilities and government agencies such as the Veterans Administration. The sales department now totals six and is focused on most key regions in the United States, complemented by an independent representative to handle sales and distribution in select areas of the country. Further additions to the sales and marketing department are anticipated later in 2008,” Dr. Mohan added.

Cytomedix strongly disagrees with this proposed decision on several grounds, including, but not limited to, the following:

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The strength of its prospective, well-controlled, double-blinded, randomized clinical trial that shows higher healing rates in diabetic foot ulcers than any other technology including several that are reimbursed by Medicare without having been reviewed nationally in a formal coverage decision.

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Food and Drug Administration (FDA) clearance recently obtained by Cytomedix for the use of its AutoloGelTM System in exuding wounds including chronic wounds and other surgically or mechanically debrided wounds.

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FDA clearance for licensees of Cytomedix patented technology for use of platelet-rich plasma (PRP) products in surgical wounds and other applications such as use with bone chips for orthopedic surgeries.

•	The unmet need for diabetic foot ulcer and other chronic wound patients who suffer from a lack of advanced treatments with consistent, reliable clinical benefit.

According to CMS’s website, a 30 day public comment period commenced immediately following the preliminary decision, which will be followed by a quiet period, culminating in CMS’s final decision, due March 24, 2008. Those wishing to make public comment may do so via the following link: https://www.cms.hhs.gov/mcd/public_comment.asp?id=&cov_id=&state_id=&list_type=&goto=publiccomment&nca_id=208&basketitem

Cytomedix plans to submit a written response during the public comment period and follow-up with a face-to-face meeting with CMS within the next 30 days. The nature of Cytomedix’s efforts during the period leading up to a final decision will be aimed at achieving coverage, in some form, for PRP gel for use in chronic wounds. Cytomedix believes there are a number of scenarios, individually or in combination, under which CMS could provide coverage which include, but are not limited to, the following:

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Limitation on Coverage - CMS could limit the coverage to chronic wounds for those treatments that have obtained FDA clearance. This would respond to CMS’s desire to provide coverage only in those cases that are supported by a sufficiently high standard of clinical evidence.

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Coverage with Evidence Development (CED) - CMS could provide coverage while Cytomedix continues to gather further data for clinical outcomes using mechanisms such as a prospective wound registry. This further data would allow CMS to adapt its coverage in the future to best serve patient needs.

Cytomedix believes that some form of coverage would greatly facilitate patient access to this technology. Based on its experience and results, it is Cytomedix’s opinion that this technology provides greater clinical benefit and cost effectiveness than many other technologies including several that have received coverage or payment through Medicare.

Cytomedix believes it is critical that coverage be granted for use on chronic wounds. Chronic wounds are an ailment that causes tremendous physical pain, emotional suffering, and financial hardship to millions of patients. The care of these wounds places a great cost burden on the healthcare system and there exist only limited treatment alternatives with consistent, reliable clinical benefit. Cytomedix believes the data strongly indicates significant clinical benefit to the use of PRP gel in treating chronic non-healing wounds.

The Company believes that the performance of its technology and the quality and quantity of the supporting clinical and cost-effectiveness data compares favorably with those of several other products that are reimbursed by Medicare. Furthermore, of the 61 public comments received by CMS under this National Coverage Assessment, all but three were supportive. Of the three that were non-supportive, one restricted its comments only to acute surgical incisions and another based its objections primarily on the grounds that the AutoloGelTM System did not have FDA clearance, an assertion that is clearly no longer accurate.

“We believe that, given the evidence that has been presented with our own randomized trial and other clinical studies and data, all Medicare patients, and not just those that can afford to pay for PRP therapy, should have access to it,” said Dr. Mohan. “Furthermore, certain advanced therapies are paid for by Medicare despite the fact that they do not have any data developed under randomized, controlled trials or their performance does not show improvement over commonly available alternatives. This is in contrast to Cytomedix, as we have conducted our own randomized, controlled trial, and also commissioned a pharmaco-economic study comparing clinical and cost effectiveness across other wound care therapies indicating that our technology is dominant over the other technologies to which it was compared,” Dr. Mohan added.

ABOUT CYTOMEDIX

Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is AutoloGel™, an FDA cleared treatment that utilizes an autologous platelet gel composed of multiple growth factors, other platelet releasates, and fibrin matrix. Additional information regarding Cytomedix is available at: http://www.cytomedix.com.

SAFE HARBOR STATEMENT

Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of sales initiatives, governmental regulation, acceptance by the medical community and competition.

Cytomedix cannot predict whether CMS will reverse its preliminary non-coverage decision which applies to AutoloGel™, and there is no guarantee that CMS will provide any level of coverage, even limited coverage or coverage with evidence development. Even if CMS reversed its preliminary non-coverage decision, there is no guarantee that such reversal will occur within the immediate future, or that the Company will be able to capitalize on this reversal in commercializing the AutoloGel™ System. Based on the Company’s current levels of operations and cash flows, a substantial delay in obtaining a reversal on the non-coverage decision may render the Company unable to take advantage of such a decision.

Further, even assuming CMS reverses its non-coverage decision, there is no guarantee that the Company will receive other third-party reimbursement for its product, the Company’s marketing efforts will be successful, or that it will be able to achieve its other strategic goals. Even if reimbursement from CMS and other third-parties is obtained, there is no guarantee that such reimbursement will be at levels sufficient to implement the Company’s current business plan. There is also no guarantee that the Company’s current capitalization will be sufficient to attain its goals, that future funding will be available to the Company on acceptable terms, or that the Company will ever be able to sustain itself from ongoing operations.

These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.